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For Immediate Release               For more information, contact:
Date: November 4, 1998              Lane Ward, Vice Chairman, President and CEO
                                    at (281)342-5571


                           FORT BEND HOLDING CORP.'S
                          SECOND QUARTER FISCAL 1999
                             DIVIDEND ANNOUNCEMENT


Fort Bend Holding Corp. ("FBHC"), parent corporation of Fort Bend Federal Savings and Loan Association of Rosenberg ("FBF"), announced net earnings of $532,000, or $0.29 earnings per common share, for the second fiscal quarter ended September 30, 1998. This compares to net earnings of $503,000, or $0.30 earnings per common share, for the same quarter in fiscal 1998 and represents a 5.8% increase in earnings. Earnings per common share-assuming dilution for the quarters ended September 30, 1998 and 1997 was $0.23 and $0.24, respectively.

The Board of Directors has approved that Fort Bend Holding Corp. will pay a quarterly cash dividend of $0.10 per common share for the quarter ended September 30, 1998. The cash dividend will be paid on or about December 8, 1998 to shareholders of record on November 17, 1998.

On October 20, 1998, FBHC signed a definitive agreement to merge with Southwest Bancorporation of Texas, Inc. ("SWBT"). The transaction is structured as a tax-free reorganization with a fixed exchange of 1.45 shares of SWBT common stock for each share of FBHC common stock and convertible equivalents.

FBHC serves Fort Bend, Harris, Wharton, Waller and Montgomery Counties in Southeast Texas through its subsidiary, FBF, headquartered in Fort Bend County and FBF's subsidiary Mitchell located in The Woodlands. FBF's market area is located in the largest metropolitan area of Texas and the eighth largest in the United States. The Corporation's stock is traded on the Nasdaq National Market under the symbol "FBHC".


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